Exhibit 99.1

Telenav Expands its Board of Directors with Appointment of Two New Directors

SANTA CLARA, California, December 13, 2016 – Telenav®, Inc. (NASDAQ:TNAV), a global leader in connected car and location-based services, today announced that its Board of Directors has expanded its size by two members, and appointed Karen C. Francis and Richard B. Gold to the Board of Directors to fill those vacancies, effective December 12, 2016. The Telenav Board of Directors has determined that each of Ms. Francis and Mr. Gold is independent. Ms. Francis will serve as a Class I director, whose term ends at the 2019 Annual Meeting and Mr. Gold will serve as a Class III director, whose term ends at the 2018 Annual Meeting.

“We are delighted to have Ms. Francis and Mr. Gold join our Board of Directors, and we value the expertise that they bring to Telenav,” said HP Jin, chairman and CEO of Telenav. “The extensive leadership experience Ms. Francis brings to Telenav, especially in the automotive industry, will be valuable to us as we continue to execute on our strategy in connected car software and services. Mr. Gold’s diverse perspectives and experience in the technology industry, as an entrepreneur, executive, director and venture capitalist, will also add significant value to our Board.”

“Telenav is making great strides in connected car software and services,” said Ms. Francis. “I look forward to lending my experience working in Detroit with Ford and General Motors, two of Telenav’s key customers, for Telenav to explore more opportunities in the automotive industry.”

“I am pleased to join Telenav’s Board to help guide the management team on growth strategies and on creating value for stockholders.” said Mr. Gold.

About Karen C. Francis

Karen C. Francis has served as a director of AutoNation, Inc., the largest automotive retailer in the U.S., since February 2016. Ms. Francis also serves as a director of The Hanover Insurance Group, Inc. Ms. Francis is Executive Chairman of AcademixDirect, Inc., a technology marketing company serving the education industry. Ms. Francis served as Executive Chairman and CEO of AcademixDirect, Inc. from 2009 to 2014. From 2004 to 2007, Ms. Francis was Chairman and CEO of Publicis & Hal Riney, based in San Francisco and part of the Publicis global advertising and marketing network. From 2001 to 2002, she served as Vice President of Ford Motor Company, where she was responsible for strategic technology investments including in-vehicle telematics, customer relationship management across all divisions, global vehicle export operations, and Ford Direct, the company’s online sales initiative structured as a joint venture with Ford dealers. From 1996 to 2000, Ms. Francis held several positions with General Motors, including serving as General Manager of the Oldsmobile division overseeing sales, marketing, strategy and product development, as well as Regional Manager of Chevrolet’s Rocky Mountain Region, responsible for all dealer operations in eleven states. Ms. Francis holds an MBA from the Harvard Business School and a BA in Economics from Dartmouth College.

About Richard B. Gold

Richard B. Gold has served as a director of R2 Semiconductor, Inc., a fabless semiconductor company developing power management technologies, since December 2008. Mr. Gold served as President and Chief Executive Officer of CalAmp Corp., a supplier of wireless communications solutions, from 2008 to 2011. He served as a director of CalAmp from 2000 to 2013, including a role as Chairman of the board from 2004 to 2008 and a role as the Vice Chairman of the board from 2011 to 2013. Mr. Gold was a Managing Director of InnoCal Venture Capital, a venture capital investment firm, from 2004 to 2008. Mr. Gold received a BS degree in Engineering Physics from Cornell University, an MBA from Northeastern University, and an MS and PhD in Electrical Engineering from Stanford University.

About Telenav

Telenav is a leading provider of connected car and location-based platform services, focused on transforming life on the go for people — before, during, and after every drive. Leveraging our location platform, global brands such as Ford, GM, Toyota and AT&T deliver custom connected car and mobile experiences. Additionally, advertisers such as Nissan, Denny's, Walmart, and Best Buy reach millions of users with our highly-targeted advertising platform. To learn more about how Telenav's location platform powers personalized navigation, mapping, big data intelligence, social driving, and location-based ads, visit www.telenav.com.

Copyright 2016 Telenav, Inc. All Rights Reserved.

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Investor Relations Contact:
Cynthia Hiponia or Erin Rheaume
The Blueshirt Group for Telenav, Inc.
408-990-1265
IR@telenav.com